Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

of General Electric Company:

We consent to the use of our report dated March 16, 2017, with respect to the combined statement of financial position of GE Oil & Gas (a business within General Electric Company) as of December 31, 2016 and 2015, and the related combined statements of earnings, comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2016, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG S.p.A.

Florence, Italy

March 28, 2017